AMENDMENT TO
                            TRANSFER AGENT AGREEMENT

         This Amendment dated as of January 1, 2001, is to the Transfer Agent Agreement made as of September 1, 1993 and subsequently amended and restated on August 10, 1995, May 15, 1996, July 1, 1996 and December 31, 1996 (the
"Agreement") by and between Franklin Templeton Investor Services, Inc., a Florida corporation ("FTISI") and Templeton Income Trust (the "Trust") on behalf of Templeton Global Bond Fund.

                                   WITNESSETH:

         WHEREAS, both FTISI and the Trust wish to amend the Agreement;

         WHEREAS, FTISI merged into FRANKLIN TEMPLETON INVESTOR SERVICES, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

         NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

               1. FTISI's name is henceforth to be known as "Franklin Templeton Investor Services, LLC."


               2. All references to FTISI being a "Florida Corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                    FRANKLIN TEMPLETON INVESTOR SERVICES, LLC

                                    By:/s/MARTIN L. FLANAGAN
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                                    TEMPLETON INCOME TRUST


                                    By: /s/BARBARA J. GREEN
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